UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2005

_________________

IRWIN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2005, the Chairperson of the Compensation Committee and the Chairman of the Board of Directors of Irwin Financial Corporation ("the Company"), acting on delegated authority after discussion by the Board of Directors at the Board's regular meeting on December 21, 2005, approved accelerating the vesting to December 29, 2005 of 262,698 non qualified out-of-the-money stock options granted to employees and executive officers on various dates in 2003 and 2004. No options held by non-employee directors were subject to the acceleration. All options subject to accelerated vesting were priced above $21.56, the closing price of the Company's common stock on December 29, 2005 and were considered to be out-of-the-money.

Executive Officers	Aggregate Number of Shares Issuable Under Accelerated Options	Range of Exercise Prices Per Share
Elena Delgado	16,875	$22.46 - $23.89
Gregory F. Ehlinger	17,525	$22.46 - $23.89
Robert H. Griffith, Jr.	6,050	$22.46 - $23.89
Bradley J. Kime	14,225	$22.46 - $23.89
Joseph R. LaLeggia	2,575	$22.46
William I. Miller	68,975	$22.46 - $23.89
Matthew F. Souza	11,400	$22.46 - $23.89
Thomas D. Washburn	13,750	$22.46 - $23.89

Executive officers as a group	151,375

All other employees	111,323
Total	262,698

The decision to accelerate the vesting of these options eliminates future compensation expense the Company would otherwise recognize in its income statement with respect to these options upon the effectiveness of FASB Statement No. 123R (Share-Based Payment) over the next two years. The maximum expense estimated to be eliminated in 2006 and 2007 is approximately $1.40 million pretax and approximately $0.80 million after-tax. This amount will be reflected in the pro forma footnote disclosure in the Company's future financial statements, as permitted under the transition guidance provided by the FASB. The Company believes that these options have limited economic value at this time and that recognition of this expense could overstate the compensation cost. In addition, the accelerated vesting may have a positive effect on employee morale.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: January 4, 2006	By: /s/ Gregory F. Ehlinger _______________________________________
GREGORY F. EHLINGER Senior Vice President and Chief Financial Officer